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Exhibit (a)(1)(F)

Paris the,

Dear Ms. Mr.

Acting in our capacity as the entity holding the warrant accounts for Publicis Groupe S.A., with respect to which you hold Equity Warrants (the "Warrants"), we inform you that the Warrants are subject to a

Voluntary Public Tender Offer (the "Offer")

 Duration of the offer: from January 17, 2006 to February 14, 2006, 12pm (noon) New York time / 6pm Paris time filed by Morgan Stanley & Co. International Limited, acting on behalf of Publicis Group, at € 9 per Warrant.

Please find enclosed the Offer to Purchase describing the Offer, which should be read in its entirety.

Your warrants are currently held by your authorized financial intermediary. This financial intermediary is responsible for the administration of your account and will communicate to you the terms and conditions to participate to the offer.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE EEF AN AGENT OF ANY OF PUBLICIS GROUPE S.A., THE DEALER-MANAGER, THE CENTRALIZATION AGENT OR THE INFORMATION AGENT, OR AUTHORIZE EEF OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

We remain, dear Ms. Mr.

Sincerely yours
EURO EMETTEURS FINANCE CACEIS Corporate Trust

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  Exhibit (a)(1)(F)
Voluntary Public Tender Offer (the "Offer")